Exhibit 23.1

CONSENT

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to being named in this Registration Statement on Form S-1 of ICC Holdings, Inc. (“ICC”), and all amendments thereto, as a person who is to become a director of ICC upon the consummation of the conversion (as contemplated by the Plan of Conversion from mutual to stock form of Illinois Casualty Company, dated as of February 16, 2016, as amended and restated November 14, 2016) and to the filing of this consent as an exhibit to this Registration Statement.

Date: December 9, 2016

/s/ R. Kevin Clinton
R. Kevin Clinton